                      SECURITIES AND EXCHANGE COMMISSION


                            Washington, D.C. 20549



                                   FORM 11-K



          ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
                             EXCHANGE ACT OF 1934


                  For the fiscal year ended December 31, 2000


                       Commission file number  001-09320


                             Wyndham International
                      Employee Savings & Retirement Plan

                        1950 Stemmons Fwy., Suite 6001
                               Dallas, TX  75207
                    (Address of principal executive office)


                          Wyndham International, Inc.
         (Name of Issuer of the Securities held pursuant to the Plan)

                        1950 Stemmons Fwy., Suite 6001
                               Dallas, TX  75207

                                (214) 863-1000

                             REQUIRED INFORMATION


1. Audited Statement of Net Assets Available for Benefits as of December 31, 2000 and 1999. Incorporated by reference to the Wyndham International Employee Savings & Retirement Plan Financial Statements and Supplemental Schedules attached hereto as Exhibit 99.1.

2. Audited Statement of Changes in Net Assets Available for Benefits for the years ended December 31, 2000 and 1999. Incorporated by reference to the Wyndham International Employee Savings & Retirement Plan Financial Statements and Supplemental Schedules attached hereto as Exhibit 99.1.

3. Notes to Financial Statements. Incorporated by reference to the Wyndham International Employee Savings & Retirement Plan Financial Statements and Supplemental Schedules attached hereto as Exhibit 99.1.

4. Schedule 1 - H (Part IV) - Schedule of Assets Held for Investment Purposes as of December 31, 2000. Incorporated by reference to the Wyndham International Employee Savings & Retirement Plan Financial Statements and Supplemental Schedules attached hereto as Exhibit 99.1.

5. Schedule 2 - Part III - Schedule of Nonexempt Transactions for the year ended December 31, 2000. Incorporated by reference to the Wyndham International Employee Savings & Retirement Plan Financial Statements and Supplemental Schedules attached hereto as Exhibit 99.1.


Pursuant to the requirements of the Securities Exchange Act of 1934, the administrator of the Plan has duly caused this annual report to be signed by the undersigned thereunto duly authorized.

Date:  June 19, 2001        Wyndham International Employee Savings & Retirement
                            Plan


                            By: /s/ Dixie Sweeney
                            Plan Administrator

                                   EXHIBITS



Exhibit        Description
-------        -----------

23.1           Consent of PricewaterhouseCoopers LLP

99.1 Wyndham International Employee Savings & Retirement Plan Financial Statements and Supplemental Schedules